                                                                     EXHIBIT 5.1

                         [Letterhead of Cooley Godward]

August 28, 2001


COR Therapeutics, Inc.
256 East Grand Avenue
South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by COR Therapeutics, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, of the resale by the holders thereof of a total of $300,000,000 principal amount 4.50% Convertible Senior Notes due June 15, 2006 (the "Notes") and the shares of common stock issuable upon conversion thereof (the "Shares"). The Notes were issued pursuant to the Indenture dated June 11, 2001 between the Company and Firstar Bank, N.A. (the "Indenture").

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to our opinion as to the enforceability of the Notes, we have relied upon the opinion of Sullivan & Cromwell as to matters of New York law.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principles of equity, and by an implied covenant of good faith, and (ii) following the issuance upon conversion of the Notes in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:   /s/ Andrea Vachss
      -----------------
       Andrea Vachss